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                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       SEABRIGHT INSURANCE HOLDINGS, INC.
                             A DELAWARE CORPORATION

SeaBright Insurance Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

      1. The name of the Corporation is SeaBright Insurance Holdings, Inc.

      2. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of Delaware on June 19, 2003 under the name Eagle Insurance Holdings, Inc.

      3. This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 242, 245, 141(f) and 228 of the Delaware General Corporation Law.

      4. This Amended and Restated Certificate of Incorporation restates and integrates and amends the certificate of incorporation of the Corporation to read in its entirety as set forth in full on the attached Exhibit A.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this ______ day of January, 2005.

                           SEABRIGHT INSURANCE HOLDINGS, INC.,
                           a Delaware corporation

                           By:_________________________
                                 John G. Pasqualetto
                                 Chairman, President and Chief Executive Officer

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                                                                       Exhibit A

                                   ARTICLE ONE
                                      NAME

      The name of the Corporation is SeaBright Insurance Holdings, Inc. (the "Corporation").

                                   ARTICLE TWO
                           REGISTERED OFFICE AND AGENT

      The address of the Corporation's registered office in the State of Delaware is 9 East Loockerman Street, Suite #1-B, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

                                  ARTICLE THREE
                                     PURPOSE

      The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                  ARTICLE FOUR
                                  CAPITAL STOCK

                            PART A. AUTHORIZED SHARES

      The total number of shares of capital stock which the Corporation has authority to issue is 85,750,000 shares, consisting of:

      1. 10,000,000 shares of initially undesignated Preferred Stock, par value $0.01 per share (the "Preferred Stock");

      2. 750,000 shares of Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred "); and

      3. 75,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock").

      The Preferred Stock, the Series A Preferred and the Common Stock shall have the rights, preferences and limitations set forth below.

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                             PART B. PREFERRED STOCK

      The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.

                        PART C. SERIES A PREFERRED STOCK

      For so long as shares of Series A Preferred are issued and outstanding, such shares shall have the rights, preferences and limitations set forth in this Part C of ARTICLE FOUR. Certain capitalized terms used in this Part C of ARTICLE FOUR have the meanings set forth in Section 9.

      Section 1. Dividends. Holders of the Series A Preferred shall not be entitled to the payment of any dividends, except as expressly set forth in the next sentence. When, as and if and to the extent permitted under the Delaware General Corporation Law, the Board of Directors of the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Series A Preferred, out of the assets of the Corporation legally available therefor, at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred had all of the outstanding Series A Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

      Section 2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all shares held by such holder (plus all declared and unpaid dividends thereon) and (ii) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder's Series A Preferred were converted into Common Stock immediately prior to such event, and the holders of Series A Preferred shall not be entitled to any further payment. If upon any liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Series A Preferred in respect of the outstanding Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the

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Corporation's stockholders shall be distributed pro rata among such holders of
Series A Preferred based upon the aggregate Liquidation Value (plus all declared and unpaid dividends) of the Series A Preferred held by each such holder. Not less than ten (10) days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share in connection with such liquidation, dissolution or winding up. Upon the written election of the holders of a majority of the outstanding shares of Series A Preferred, the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity) or any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

      Section 3. Priority of Series A Preferred on Dividends and Redemptions. So long as any Series A Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (other than (i) pursuant to the Stockholders Agreement and (ii) repurchases of Common Stock from present or former employees, directors or consultants of the Corporation or any of its Subsidiaries upon termination of employment or consultancy in accordance with arrangements approved by the Corporation's Board of Directors), nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities (other than dividends payable in shares of Common Stock or payable to holders of Common Stock in compliance with Section 1 of this Part C above).

      Section 4. Redemptions. The Series A Preferred shall not be subject to any required redemption on any date certain or upon the happening of any particular event or at the option of the holders thereof or otherwise. The Series A Preferred shall not be subject to any sinking fund or similar requirements. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Series A Preferred, except pursuant to (i) the Stockholders Agreement, (ii) from present or former employees, directors or consultants of the Corporation or any of its Subsidiaries upon termination of employment, directorship or consultancy in accordance with arrangements approved by the Corporation's Board of Directors or (iii) a purchase offer made by the Corporation pro rata to all holders of Series A Preferred on the basis of the number of shares owned by each such holder. If the purchase offer made pursuant to clause (iii) above is accepted by the holders of a majority of the outstanding shares of Series A Preferred, each holder of Series A Preferred, by his or its acceptance of such Series A Preferred, agrees to sell his or its pro rata share of the Series A Preferred to be purchased by the Company at a price equal to the Liquidation Value thereof plus all declared and unpaid dividends thereon.

      Section 5. Conversion of Series A Preferred.

            5A. Conversion Procedure.

            (i) At any time and from time to time, any holder of Series A Preferred may convert all or any portion of the Series A Preferred held by such holder into a number of shares

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of Conversion Stock computed by multiplying the number of shares to be converted by $100 and dividing the result by the Conversion Price then in effect.

            (ii) Except as otherwise provided herein, each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the shares converted as a holder of Series A Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

            (iii) Notwithstanding any other provision hereof, if a conversion of Series A Preferred is to be made in connection with a Public Offering, a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation or any holder of Series A Preferred, the conversion of any shares of Series A Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall be deemed to be effective immediately prior to the consummation of such transaction.

            (iv) Promptly (and in any event within two (2) business days in the case of subparagraph (a) below) after a conversion has been effected (including a conversion pursuant to paragraph 5H below), the Corporation shall deliver to the converting holder:

                  (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                  (b) payment in an amount equal to all dividends declared with respect to each share converted which have not been paid prior thereto in accordance with the provisions of subparagraph (v) below, plus the amount payable under subparagraph (ix) below with respect to such conversion; and

                  (c) a certificate representing any shares of Series A Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

            (v) If the Corporation is not permitted under applicable law to pay any portion of any declared and unpaid dividends on the Series A Preferred being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.

            (vi) The issuance of certificates for shares of Conversion Stock upon conversion of Series A Preferred shall be made without charge to the holders of such Series A

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Preferred for any issuance tax in respect thereof (so long as such certificates are issued in the name of the record holder of such Series A Preferred) or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Series A Preferred, the Corporation shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes (other than any taxes relating to any dividends paid with respect thereto), liens, charges and encumbrances with respect to the issuance thereof.

            (vii) The Corporation shall not close its books against the transfer of Series A Preferred or of Conversion Stock issued or issuable upon conversion of Series A Preferred in any manner which interferes with the timely conversion of Series A Preferred. The Corporation shall assist and cooperate with any holder of shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings required to be made by the Corporation and paying all filing and other fees in connection therewith).

            (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series A Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred.

            (ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph (ix), be delivered upon any conversion of the Series A Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

            5B. Conversion Price.

            (i) The initial Conversion Price shall be $6.536091. In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 5B.

            (ii) If and whenever following the date of filing of this Amended and Restated Certificate of Incorporation the Corporation issues or sells, or in accordance with paragraph 5C below is deemed to have issued or sold, any shares of Common Stock for a consideration per

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share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus
(2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

            (iii) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price hereunder with respect to the granting of stock options to employees, officers, directors and consultants of the Corporation and its Subsidiaries or the exercise thereof for an aggregate of 773,780.50 shares of Common Stock (as such number of shares is appropriately adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations).

            5C. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph 5B above, the following shall be applicable:

            (i) Issuance of Rights or Options. If the Corporation in any manner following the date of filing of this Amendment to the Amended and Restated Certificate of Incorporation grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (ii) Issuance of Convertible Securities. If the Corporation in any manner following the date of filing of this Amendment to the Amended and Restated Certificate of Incorporation issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares

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of Common Stock issuable upon conversion or exchange of such Convertible
Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this
Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

            (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time following the date of filing of this Amendment to the Amended and Restated Certificate of Incorporation, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

            (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

            (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any

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consideration other than cash and securities shall be determined jointly by the
Corporation and the holders of a majority of the outstanding Series A Preferred. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Series A Preferred. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

            (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for such consideration as shall be determined in good faith by the Corporation's Board of Directors.

            (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

            (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

            5D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

            5E. Organic Change. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding) to ensure that each of the holders of Series A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred immediately prior to such Organic Change (plus all declared and unpaid dividends on the Series A Preferred held by such holder immediately prior to such Organic Change). In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the

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Series A Preferred then outstanding) to ensure that the provisions of this
Section 5 and Sections 6, 7, 8 and 9 below shall thereafter be applicable to the Series A Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of the Series A Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

            5F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series A Preferred.

            5G. Notices.

            (i) Promptly after any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

            (ii) The Corporation shall give written notice to all holders of Series A Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

            (iii) The Corporation shall also give written notice to the holders of Series A Preferred at least 20 days prior to the date on which any Organic Change shall take place.

            5H. Automatic Conversion. All of the outstanding shares of Series A Preferred shall automatically convert into Conversion Stock upon the written consent of the holders of at least 66-2/3% of the Series A Preferred then outstanding. The Corporation shall provide written notice of such automatic conversion to all holders of Series A Preferred at least three business days prior to such conversion.

            Section 6. Voting Rights.

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            6A. General. The holders of the Series A Preferred shall be entitled to notice of all stockholder meetings in accordance with the Corporation's Bylaws, and in addition to any circumstances in which the holders of the Series
A Preferred shall be entitled to vote as a separate class under the Delaware General Corporation Law, the holders of the Series A Preferred shall be entitled to vote on all matters (including the election of directors) submitted to the stockholders for a vote together with the holders of Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each share of Series A Preferred entitled to a number of votes (including fractions thereof) equal to the number of shares of Common Stock (including fractions thereof) issuable upon conversion of such share as of the record date for such vote (or, if no record date is specified, as of the date of such vote).

            6B. Protective Provisions. So long as any Series A Preferred remains outstanding, the Corporation shall not, without the vote or written consent of the holders of a majority of the Series A Preferred then outstanding:

            (i) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, any notes or debt securities issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), (b) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) which are senior to or on a parity with the Series A Preferred with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise or (c) any additional shares of Series A Preferred;

            (ii) sell or transfer or permit any Subsidiary to sell or transfer more than 25% of the assets of the Corporation and its Subsidiaries on a consolidated basis (computed on the basis of the greater of (i) book value in accordance with generally accepted accounting principles consistently applied or
(ii) fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (including any sale or other disposition of capital stock of any of the Corporation's Subsidiaries (whether by merger, consolidation or otherwise), but excluding sales of inventory in the ordinary course of business);

            (iii) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a merger or consolidation between or among Wholly-Owned Subsidiaries);

            (iv) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes, but excluding any stock split, stock dividend, stock combination or like event);

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            (v) increase the number of authorized shares of Series A Preferred or alter, change or otherwise impair or adversely affect the rights, preferences or powers or the relative preferences and priorities of the holders of the Series A Preferred; or

            (vi) consummate any Public Offering.

      Section 7. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place and subject to compliance with any applicable securities laws, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

      Section 8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor or investment fund, its own agreement shall be satisfactory) or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

      Section 9. Definitions. For purposes of Part C of this ARTICLE FOUR, the following terms shall have the following meanings:

      "Change in Ownership" means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation's capital stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934, as amended), other than the holders of Common Stock and Series A Preferred as of the date of the Purchase Agreement, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors.

      "Common Stock" means the Corporation's Common Stock and any other capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

      "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 5C(i) and 5C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

      "Conversion Stock" means shares of Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series A Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

      "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

      "Fundamental Change" means (a) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (computed on the basis of the greater of (i) book value in accordance with generally accepted accounting principles consistently applied or (ii) fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for (x) a merger which is effected solely to change the state of incorporation of the Corporation or (y) a merger in which the Corporation is the surviving corporation, the terms of the Series A Preferred are not changed or altered in any respect, the Series A Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of Common Stock and Series A Preferred as of the date of the Purchase Agreement shall continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors.

      "Junior Securities" means any capital stock or other equity securities of the Corporation, except for the Series A Preferred.

      "Liquidation Value" of any share of Series A Preferred as of any particular date shall be equal to $100.00.

      "Market Price" of any security means the average of the closing prices of such security's sales on the principal securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day prior to the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series A Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series A Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

      "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

      "Organic Change" means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

      "Public Offering" means any offering by the Corporation of its equity or debt securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

      "Stockholders Agreement" means that certain Stockholders Agreement, dated on or about September 30, 2003, by and among the Corporation and the other Persons signatory thereto (as the same may be amended from time to time in accordance with its terms).

      "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

      "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary of which all of the issued and outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

      Section 10. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 11 of this Subdivision B without the prior written consent of the holders of a majority of the Series A Preferred outstanding at the time such action is taken (in which case any such amendment, modification or waiver shall be binding and effective with respect to all of the holders of the Series A Preferred); provided that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another Person unless the Corporation has obtained the prior written consent of the holders of a majority of the Series A Preferred then outstanding.

      Section 11. Notices. All notices, demands or other communications to be given or delivered hereunder shall be in writing and shall be deemed to have been given when delivered personally to the recipient or one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five (5) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                              PART D. COMMON STOCK

      Section 1. General. Except as (1) otherwise required by law or (2) expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

      Section 2. Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or this Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

      Section 3. Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

      Section 4. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation's debts and subject to the rights of the holders of shares of Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 4.

      Section 5. Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation's capital stock.

      Section 6. Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

                                  ARTICLE FIVE
                                    DURATION

      The Corporation is to have perpetual existence.

                                   ARTICLE SIX
                               BOARD OF DIRECTORS

      Section 1. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

      Section 2. Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The directors shall be elected and shall hold office only in this manner, except as provided in Section 3 of this ARTICLE SIX. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

      Section 3. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director's successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

      Section 4. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.

      Section 5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

      Section 6. Bylaws. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the bylaws of the Corporation shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66-2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                  ARTICLE SEVEN
                   LIMITATION OF LIABILITY AND INDEMNIFICATION

      Section 1. Limitation of Liability.

      (a) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

      (b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

      Section 2. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this ARTICLE SEVEN with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 of this ARTICLE SEVEN shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an "advance of expenses"); provided, however, that an advance of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

      Section 3. Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses under Section 2 of this ARTICLE SEVEN shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this ARTICLE SEVEN), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE SEVEN is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 2 of this ARTICLE SEVEN), the right to indemnification or advances as granted by this ARTICLE SEVEN shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to
Section 2 of this ARTICLE SEVEN, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 2 of this ARTICLE SEVEN shall be the same procedure set forth in this Section 3 for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

      Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

      Section 5. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a "subsidiary" for this ARTICLE SEVEN) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

      Section 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE SEVEN in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE SEVEN shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

      Section 7. Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this ARTICLE SEVEN shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      Section 8. Merger or Consolidation. For purposes of this ARTICLE SEVEN, references to the "Corporation" shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE SEVEN with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

      Section 9. Savings Clause. If this ARTICLE SEVEN or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 2 of this ARTICLE SEVEN as to all expense, liability and loss (including attorneys' fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this ARTICLE SEVEN to the full extent permitted by any applicable portion of this ARTICLE SEVEN that shall not have been invalidated and to the full extent permitted by applicable law.

                                  ARTICLE EIGHT
           ACTION BY WRITTEN CONSENT/SPECIAL MEETINGS OF STOCKHOLDERS

      For so long as the Corporation's Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied and (ii) special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the chief executive officer of the Corporation.

                                  ARTICLE NINE
                              CERTAIN TRANSACTIONS

      Section 1. Certain Acknowledgments. In recognition and anticipation that:
(i) the directors, officers, members, managers and/or employees of Summit Partners, LLC, Summit Master Company, LLC or affiliates and investment funds of such entities (collectively, "Summit") may serve as directors and/or officers of the Corporation, (ii) Summit may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its subsidiaries may engage in material business transactions with Summit and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE NINE are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Summit and its directors, officers, members, managers and/or employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

      Section 2. Competition and Corporate Opportunities. Summit shall not have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. In the event that Summit acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation or any of its subsidiaries, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity, and Summit shall not have any duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and may pursue or acquire such corporate opportunity for itself or direct such corporate opportunity to another person.

      Section 3. Allocation of Corporate Opportunities. In the event that a director or officer of the Corporation who is also a director, officer, member, manager and/or employee of Summit acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its subsidiaries and Summit, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation.

      Section 4. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE NINE, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation's business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

      Section 5. Agreements and Transactions with Summit. In the event that Summit enters into an agreement or transaction with the Corporation or any of its subsidiaries, a director or officer of the Corporation who is also a director, officer, member, manager and/or employee of

Summit shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, if:

            (a) The agreement or transaction was approved, after being made aware of the material facts of the relationship between each of the Corporation or subsidiary thereof and Summit and the material terms and facts of the agreement or transaction, by (i) an affirmative vote of a majority of the members of the Board of Directors of the Corporation who are not persons or entities with a material financial interest in the agreement or transaction ("Interested Persons") or (ii) an affirmative vote of a majority of the members of a committee of the Board of Directors of the Corporation consisting of members who are not Interested Persons;

            (b) The agreement or transaction was fair to the Corporation at the time the agreement or transaction was entered into by the Corporation; or

            (c) The agreement or transaction was approved by an affirmative vote of a majority of the shares of the Corporation's Common Stock entitled to vote, excluding Summit and any Interested Person; provided that if no Common Stock is then outstanding a majority of the voting power of the Corporation's capital stock entitled to vote, excluding Summit and any Interested Person.

      Section 6. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all shares of Common Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE NINE.

      Section 7. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice or and to have consented to the provisions of this ARTICLE NINE.

                                   ARTICLE TEN
                                    AMENDMENT

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any

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provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, ARTICLES SIX, SEVEN, EIGHT and TEN of this Certificate of Incorporation.

                                 ARTICLE ELEVEN
               SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

      The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

                                   * * * * * *

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